Exhibit 99.1

News Announcement

CONTACT:

William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. PRICES $250 MILLION

SENIOR SUBORDINATED NOTES OFFERING

Wyomissing, Penn., (February 24, 2005) — Penn National Gaming, Inc. (PENN:Nasdaq) announced today that it had priced a private offering of $250 million aggregate principal amount of its 6 3/4% Senior Subordinated Notes due 2015.  The new Senior Subordinated Notes will be unsecured senior subordinated obligations of the Company and will not be guaranteed.

The sale of the new Senior Subordinated Notes is expected to close on March 9, 2005, subject to customary closing conditions.  The Company intends to use the net proceeds from the offering to fund the previously announced redemption of all $200 million in aggregate principal amount of the Company’s outstanding 11 1/8% Series B Senior Subordinated Notes due March 1, 2008 and for general corporate purposes.

The new Senior Subordinated Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario.  In aggregate, Penn National’s facilities feature over 13,000 slot machines, 260 table games, 1,286 hotel rooms and 417,000 square feet of gaming floor space.

The Company is currently in the process of completing the disposition of the Shreveport, Louisiana Hollywood Casino.  In November 2004, Penn National agreed to acquire all of the outstanding shares of Argosy Gaming Company, which it expects to complete in the second half of 2005.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the offering, the redemption of the Company’s outstanding 11 1/8% Series B Senior Subordinated Notes due 2008 and the pending acquisition of Argosy Gaming.  Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  In particular, consummation of Penn National’s acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the companies are subject.  Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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